Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274

                    CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                          MONTHLY REPORT - January 2006
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (1,720,974.089 units) at December 31, 2005    $5,175,698,659
Additions of 59,408.223 units on January 31, 2006                182,188,910
Redemptions of (7,210.890) units on January 31, 2006             (22,113,791)
Offering Costs                                                    (2,306,312)
Net Income (Loss) - January 2006                                 104,352,271
                                                              --------------

Net Asset Value (1,773,171.422 units) at January 31, 2006     $5,437,819,737
                                                              ==============

Net Asset Value per Unit at January 31, 2006                  $     3,066.72
                                                              ==============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $ (36,527,287)
    Change in unrealized                                         171,428,699
  Gains (losses) on forward and swap contracts:
    Realized                                                         479,264
    Change in unrealized                                         (17,208,688)
  Interest income                                                 18,293,860
                                                              --------------

                                                                 136,465,848
                                                              --------------

Expenses:
  Brokerage fee                                                   31,916,804
  Performance fee                                                          0
  Operating expenses                                                 196,773
                                                              --------------

                                                                  32,113,577
                                                              --------------

Net Income (Loss) - December 2006                            $   104,352,271
                                                              ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on January 31, 2006                       $  3,066.72

Net Asset Value per Unit on December 31, 2005                      $  3,007.42

Unit Value Monthly Gain (Loss) %                                          1.97 %

Fund 2006 calendar YTD Gain (Loss) %                                      1.97 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

A good start to the New Year...

2006 began well with gains across all portfolios. It was a relatively quiet month in currencies, while global equity markets were choppy. Geopolitical concerns, demand fundamentals and increased investor interest continued to drive metals and energy prices higher.

The January estimate is +0.42% and the net returns for the 12 months ended January are estimated at +17.17%.

Energy was our best performing sector in January. The energy markets were volatile but profitable as losses in Natural Gas were more than offset by gains in the Crude Oil complex. Industrial and precious metals prices also rose in January, contributing small gains to our portfolios. The cash equities trading models contributed negatively. The long end of the US yield curve reversed sharply in mid-month, resulting in losses as interest rate markets tried to assimilate conflicting economic data and the change in Federal Reserve leadership. Continued weakening of the US Dollar also resulted in losses, but was somewhat offset by gains earned on non-Dollar positions. Portfolio diversification is at the very core of our efforts to deliver attractive risk adjusted returns to our investors. In this context it is interesting to note that Energy, our best performing sector in January was one of our modest performances for 2005, while the best performing sectors in 2005 were the source of losses in January. We never know where future gains and losses will come from, so maintaining maximum diversification of both models and markets is absolutely essential.

Gross trading returns (excluding interest and fees) by sector for the month were:
Energy:  +1.18%
Equity Indices:  +0.90%
Metals:  +0.24%
Interest Rates:  -0.23%
Currencies:  -0.27%
Cash Equities:  -1.51%

If you have any questions, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO